Exhibit 99.1
Google Inc. Announces Fourth Quarter and Fiscal Year 2014 Results

MOUNTAIN VIEW, Calif. – January 29, 2015 - Google Inc. (NASDAQ: GOOG, GOOGL) today announced financial results for the quarter and fiscal year ended December 31, 2014.

"Google's full year revenue for 2014 was $66 billion, up 19% year on year," said Patrick Pichette, CFO of Google, "and this quarter, our revenue was $18.1 billion, despite strong currency headwinds."
Q4 Financial Summary
Google Inc. reported consolidated revenues of $18.10 billion for the quarter ended December 31, 2014, an increase of 15% compared to the fourth quarter of 2013. Google Inc. reports advertising revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the fourth quarter of 2014, TAC totaled $3.62 billion, or 22% of advertising revenues.

Operating income, operating margin, net income, and earnings per share (EPS) are reported on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

•
GAAP operating income in the fourth quarter of 2014 was $4.40 billion, or 24% of revenues. This compares to GAAP operating income of $4.43 billion, or 28% of revenues, in the fourth quarter of 2013. Non-GAAP operating income in the fourth quarter of 2014 was $5.60 billion, or 31% of revenues. This compares to non-GAAP operating income of $5.30 billion, or 34% of revenues, in the fourth quarter of 2013.

•
GAAP net income (including net income (loss) from discontinued operations) in the fourth quarter of 2014 was $4.76 billion, compared to $3.38 billion in the fourth quarter of 2013. Non-GAAP net income in the fourth quarter of 2014 was $4.74 billion, compared to $4.57 billion in the fourth quarter of 2013.

•
GAAP EPS (including impact from net income (loss) from discontinued operations) in the fourth quarter of 2014 was $6.91 on 688 million diluted shares outstanding, compared to $4.95 in the fourth quarter of 2013 on 682 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2014 was $6.88, compared to $6.70 in the fourth quarter of 2013.

•
Non-GAAP operating income and non-GAAP operating margin exclude stock-based compensation (SBC) expense from continuing operations. Non-GAAP net income and non-GAAP EPS exclude SBC expense from continuing operations, net of the related tax benefits, as well as net income (loss) from discontinued operations.

•
In the fourth quarter of 2014, the expense related to SBC from continuing operations and the related tax benefits were $1,201 million and $255 million compared to $873 million and $184 million in the fourth quarter of 2013. In addition, net income from discontinued operations in the fourth quarter of 2014 was $967 million, compared to a net loss of $506 million in the fourth quarter of 2013.

On October 29, 2014, we closed the sale of Motorola Mobile business. Financial results of Motorola Mobile are presented as Net income (loss) from discontinued operations on the Consolidated Statements of Income for the three and twelve months ended December 31, 2013 and 2014 through the date of sale. The sale resulted in a gain of $740 million, net of tax, which was included in Net income (loss) from discontinued operations on the Consolidated Statements of Income for the three and twelve months ended December 31, 2014. All references to results of our operations have been retroactively restated for all prior periods to exclude the results from Motorola Mobile.

On April 2, 2014, we issued shares of Class C capital stock as a dividend to our stockholders. Except for the number of authorized shares and par value, all references to share and per share amounts have been retroactively restated for all prior periods shown to reflect the stock split, which was effected in the form of a stock dividend.
Q4 Financial Highlights
Revenues and Monetization - Google Inc. revenues for the quarter ended December 31, 2014 were $18.10 billion, representing a 15% increase over fourth quarter of 2013 revenues of $15.71 billion.

Sites Revenues - Our sites generated revenues of $12.43 billion, or 69% of total revenues, in the fourth quarter of 2014. This represents an 18% increase over fourth quarter 2013 sites revenues of $10.54 billion.

Network Revenues - Our partner sites generated revenues of $3.72 billion, or 20% of total revenues, in the fourth quarter of 2014. This represents a 6% increase over fourth quarter 2013 network revenues of $3.52 billion.

Other Revenues - Other revenues were $1.95 billion, or 11% of total revenues, in the fourth quarter of 2014. This represents a 19% increase over fourth quarter 2013 other revenues of $1.65 billion.
International Revenues - Our revenues from outside of the United States totaled $10.23 billion, representing 56% of total revenues in the fourth quarter of 2014, compared to 58% in the third quarter of 2014 and 56% in the fourth quarter of 2013. Our revenues from the United Kingdom totaled $1.66 billion, representing 9% of total revenues in the fourth quarter of 2014, compared to 10% in the fourth quarter of 2013.
Foreign Exchange Impact on Revenues - Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2014 through the fourth quarter of 2014, our revenues in the fourth quarter of 2014 would have been $541 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2013 through the fourth quarter of 2014, our revenues in the fourth quarter of 2014 would have been $616 million higher. In the fourth quarter of 2014, we recognized a benefit of $148 million to revenues through our foreign exchange risk management program, compared to $3 million in the fourth quarter of 2013.
Reconciliations of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues are included at the end of this release.
Paid Clicks - Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 14% over the fourth quarter of 2013 and increased approximately 11% over the third quarter of 2014. Sites paid clicks, which include clicks related to ads we serve on Google owned and operated properties across different geographies and devices including search, YouTube engagement ads like TrueView, and other owned and operated properties including Maps and Finance, increased approximately 25% over the fourth quarter of 2013 and increased approximately 18% over the third quarter of 2014. Network paid clicks, which include clicks related to ads served on non-Google properties participating in our AdSense for Search, AdSense for Content, and AdMob businesses, decreased approximately 11% over the fourth quarter of 2013 and decreased approximately 7% over the third quarter of 2014.
Cost-Per-Click - Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 3% over the fourth quarter of 2013 and decreased approximately 3% over the third quarter of 2014. Cost-per-click for Google sites decreased approximately 8% over the fourth quarter of 2013 and decreased approximately 8% over the third quarter of 2014. Network cost-per-click increased approximately 6% over the fourth quarter of 2013 and increased approximately 10% over the third quarter of 2014.
Traffic Acquisition Costs - Traffic acquisition costs (TAC), the portion of revenues shared with Google's partners, increased to $3.62 billion in the fourth quarter of 2014, compared to $3.31 billion in the fourth quarter of 2013. TAC as a percentage of advertising revenues was 22% in the fourth quarter of 2014, compared to 24% in the fourth quarter of 2013.
The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.66 billion in the fourth quarter of 2014. TAC also includes amounts paid to our distribution partners who distribute our browser or otherwise direct search queries to our website, which totaled $968 million in the fourth quarter of 2014.
Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, content acquisition costs, revenue share payments to mobile carriers and original equipment manufacturers, and hardware inventory costs, increased to $3.30 billion, or 18% of revenues, in the fourth quarter of 2014, compared to $2.94 billion, or 19% of revenues, in the fourth quarter of 2013.
Operating Expenses - Operating expenses, other than cost of revenues, were $6.78 billion in the fourth quarter of 2014, or 37% of revenues, compared to $5.03 billion in the fourth quarter of 2013, or 32% of revenues.

Depreciation and Loss on Disposal of Property and Equipment and Amortization Expenses - Depreciation and loss on disposal of property and equipment and amortization and impairment of intangibles and other assets were $1.27 billion for the fourth quarter of 2014, compared to $1.04 billion for the fourth quarter of 2013.
Stock-Based Compensation (SBC) - In the fourth quarter of 2014, the total charge related to SBC from continuing operations was $1,201 million, compared to $873 million in the fourth quarter of 2013. We currently estimate SBC charges for grants made to employees prior to December 31, 2014 to be approximately $4.30 billion for 2015. This estimate does not include expenses to be recognized related to employee stock awards that are granted after December 31, 2014.
Operating Income - GAAP operating income in the fourth quarter of 2014 was $4.40 billion, or 24% of revenues. This compares to GAAP operating income of $4.43 billion, or 28% of revenues, in the fourth quarter of 2013. Non-GAAP operating income in the fourth quarter of 2014 was $5.60 billion, or 31% of revenues. This compares to non-GAAP operating income of $5.30 billion, or 34% of revenues, in the fourth quarter of 2013.
Interest and Other Income, Net - Interest and other income, net, was $128 million in the fourth quarter of 2014, compared to $112 million in the fourth quarter of 2013.
Income Taxes - Our effective tax rate was 16% for the fourth quarter of 2014.
Net Income (Loss) from Discontinued Operations - Net income from discontinued operations in the fourth quarter of 2014 was $967 million, compared to a net loss of $506 million in the fourth quarter of 2013. Net income from discontinued operations in the fourth quarter of 2014 includes a gain of $740 million, net of tax, from the sale of Motorola Mobile business.
Net Income - GAAP consolidated net income in the fourth quarter of 2014 was $4.76 billion, compared to $3.38 billion in the fourth quarter of 2013. Non-GAAP consolidated net income was $4.74 billion in the fourth quarter of 2014, compared to $4.57 billion in the fourth quarter of 2013. GAAP EPS in the fourth quarter of 2014 was $6.91 on 688 million diluted shares outstanding, compared to $4.95 in the fourth quarter of 2013 on 682 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2014 was $6.88, compared to $6.70 in the fourth quarter of 2013.
Cash Flow and Capital Expenditures  - Net cash provided by operating activities in the fourth quarter of 2014 totaled $6.36 billion, compared to $5.24 billion in the fourth quarter of 2013. In the fourth quarter of 2014, capital expenditures were $3.55 billion, the majority of which was for real estate purchases, production equipment, and data center construction. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the fourth quarter of 2014, free cash flow was $2.81 billion compared to $2.98 billion in the fourth quarter of 2013.
We expect to continue to make significant capital expenditures.
A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.
Cash - As of December 31, 2014, cash, cash equivalents, and marketable securities were $64.40 billion.
Headcount - On a worldwide basis, we employed 53,600 full-time employees as of December 31, 2014, compared to 51,564 full-time employees as of September 30, 2014.
WEBCAST AND CONFERENCE CALL INFORMATION
A live audio webcast of Google’s fourth quarter and fiscal year 2014 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

We also announce investor information, including news and commentary about our business and financial performance, SEC filings, notices of investor events and our press and earnings releases, on our investor relations website (http://investor.google.com) and our investor relations Google+ page (https://plus.google.com/+GoogleInvestorRelations/posts).
FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our investments in areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are on file with the SEC and are available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2014.  All information provided in this release and in the attachments is as of January 29, 2015, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," "Reconciliation from net cash provided by operating activities to free cash flow," and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results, meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income excluding expenses related to SBC, and, as applicable, other special items. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC, and as applicable, other special items so that Google's management and investors can compare Google's recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google's management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google's recurring core business operating results and those of other companies, as well as providing Google's management with an important tool for financial and operational decision making and for evaluating Google's own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google's business. Second, SBC is an important part of our employees' compensation. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.
Non-GAAP net income and EPS. We define non-GAAP net income as net income excluding expenses related to SBC and, as applicable, other special items less the related tax effects, as well as net income (loss) from discontinued operations. The tax effects of SBC and, as applicable, other special items are calculated using the tax-deductible portion of SBC, and, as applicable, other special items, and applying the entity-specific, U.S. federal and blended state tax rates.  We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be useful metrics for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC and, as applicable, other special items. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google's use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.
Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management's comparisons of our operating results to competitors' operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.
Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange rate movements and hedging activities. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.
The accompanying tables have more details on the non-GAAP financial measures that are most directly comparable to GAAP financial measures and the related reconciliations between these financial measures.

Contact:
Investor Relations
investor-relations@google.com
For Media:
press@google.com

Google Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and par value amounts which are reflected in thousands, and par value per share amounts)

	As of December 31, 2013	As of December 31, 2014
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,898	$18,347
Marketable securities	39,819	46,048
Total cash, cash equivalents, and marketable securities (including securities loaned of $5,059 and $4,058)	58,717	64,395
Accounts receivable, net of allowance of $631 and $225	8,882	9,383
Receivable under reverse repurchase agreements	100	875
Deferred income taxes, net	1,526	1,322
Income taxes receivable, net	408	1,298
Prepaid revenue share, expenses and other assets	3,253	3,412
Total current assets	72,886	80,685
Prepaid revenue share, expenses and other assets, non-current	1,976	3,280
Non-marketable equity investments	1,976	3,079
Property and equipment, net	16,524	23,883
Intangible assets, net	6,066	4,607
Goodwill	11,492	15,599
Total assets	$110,920	$131,133
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,453	$1,715
Short-term debt	3,009	2,009
Accrued compensation and benefits	2,502	3,069
Accrued expenses and other current liabilities	3,755	4,434
Accrued revenue share	1,729	1,952
Securities lending payable	1,374	2,778
Deferred revenue	1,062	752
Income taxes payable, net	24	96
Total current liabilities	15,908	16,805
Long-term debt	2,236	3,228
Deferred revenue, non-current	139	104
Income taxes payable, non-current	2,638	3,407
Deferred income taxes, net, non-current	1,947	1,971
Other long-term liabilities	743	1,118
Stockholders’ equity:
Convertible preferred stock, $0.001 par value per share, 100,000 shares authorized; no shares issued and outstanding	0	0

Class A and Class B common stock, and Class C capital stock and additional paid-in capital, $0.001 par value per share: 15,000,000 shares authorized (Class A 9,000,000, Class B 3,000,000, Class C 3,000,000); 671,664 (Class A 279,325, Class B 56,507, Class C 335,832) and par value of $672 (Class A $279, Class B $57, Class C $336) and 680,172 (Class A 286,560, Class B 53,213, Class C 340,399) and par value of $680 (Class A $287, Class B $53, Class C $340) shares issued and outstanding	25,922	28,767
Accumulated other comprehensive income	125	27
Retained earnings	61,262	75,706
Total stockholders’ equity	87,309	104,500
Total liabilities and stockholders’ equity	$110,920	$131,133

Google Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2014	2013	2014
	(unaudited)			(unaudited)
Revenues	$15,707	$18,103	$55,519	$66,001
Costs and expenses:
Cost of revenues (1)	6,253	6,921	21,993	25,691
Research and development (1)	1,933	2,813	7,137	9,832
Sales and marketing (1)	1,908	2,377	6,554	8,131
General and administrative (1)	1,184	1,593	4,432	5,851
Total costs and expenses	11,278	13,704	40,116	49,505
Income from operations	4,429	4,399	15,403	16,496
Interest and other income, net	112	128	496	763
Income from continuing operations before income taxes	4,541	4,527	15,899	17,259
Provision for income taxes	659	737	2,552	3,331
Net income from continuing operations	3,882	3,790	13,347	13,928
Net income (loss) from discontinued operations	(506)	967	(427)	516
Net income	$3,376	$4,757	$12,920	$14,444

Net income (loss) per share - basic:
Continuing operations	$5.80	$5.58	$20.05	$20.61
Discontinued operations	(0.76)	1.43	(0.64)	0.76
Net income (loss) per share - basic	$5.04	$7.01	$19.41	$21.37
Net income (loss) per share - diluted:
Continuing operations	$5.69	$5.50	$19.70	$20.27
Discontinued operations	(0.74)	1.41	(0.63)	0.75
Net income (loss) per share - diluted	$4.95	$6.91	$19.07	$21.02

Shares used in per share calculation - basic	669,672	678,943	665,692	675,935
Shares used in per share calculation - diluted	682,006	688,491	677,618	687,070

(1) Includes stock-based compensation expense as follows:
Cost of revenues	$127	$171	$469	$535
Research and development	466	631	1,641	2,200
Sales and marketing	154	213	552	715
General and administrative	126	186	465	725
Discontinued operations	$29	$(14)	$216	$104
Total stock-based compensation expense	$902	$1,187	$3,343	$4,279

Google Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2014	2013	2014
	(unaudited)			(unaudited)
Operating activities
Net income	$3,376	$4,757	$12,920	$14,444
Adjustments:
Depreciation expense and loss on disposal of property and equipment	757	1,010	2,781	3,523
Amortization and impairment of intangible and other assets	279	257	1,158	1,456
Stock-based compensation expense	902	1,187	3,343	4,279
Excess tax benefits from stock-based award activities	(179)	(181)	(481)	(648)
Deferred income taxes	(562)	394	(437)	(104)
Loss (gain) on divestiture of businesses	5	(740)	(700)	(740)
Gain on equity interest	0	0	0	(126)
Gain on sale of non-marketable equity investments	0	(20)	0	(159)
Other	62	42	106	87
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(853)	(1,151)	(1,307)	(1,641)
Income taxes, net	480	(68)	401	283
Prepaid revenue share, expenses and other assets	(735)	(47)	(930)	459
Accounts payable	320	549	605	436
Accrued expenses and other liabilities	983	341	713	757
Accrued revenue share	246	209	254	245
Deferred revenue	157	(175)	233	(175)
Net cash provided by operating activities	5,238	6,364	18,659	22,376
Investing activities
Purchases of property and equipment	(2,255)	(3,551)	(7,358)	(10,959)
Purchases of marketable securities	(13,698)	(13,118)	(45,444)	(56,310)
Maturities and sales of marketable securities	15,073	14,665	38,314	51,315
Investments in non-marketable equity investments	(98)	(691)	(569)	(1,227)
Cash collateral related to securities lending	(519)	(626)	(299)	1,403
Investments in reverse repurchase agreements	0	(50)	600	(775)
Proceeds from divestiture of businesses	0	386	2,525	386
Acquisitions, net of cash acquired, and purchases of intangibles and other assets	(120)	(256)	(1,448)	(4,888)
Net cash used in investing activities	(1,617)	(3,241)	(13,679)	(21,055)
Financing activities
Net payments related to stock-based award activities	(144)	(521)	(781)	(2,069)
Excess tax benefits from stock-based award activities	179	181	481	648
Proceeds from issuance of debt, net of costs	2,418	2,458	10,768	11,625
Repayments of debt	(2,421)	(2,462)	(11,325)	(11,643)
Net cash provided by (used in) financing activities	32	(344)	(857)	(1,439)

Effect of exchange rate changes on cash and cash equivalents	3	(197)	(3)	(433)
Net increase (decrease) in cash and cash equivalents	3,656	2,582	4,120	(551)
Cash and cash equivalents at beginning of period	15,242	15,605	14,778	18,898
Reclassification of assets previously held for sale	0	160	0	0
Cash and cash equivalents at end of period	$18,898	$18,347	$18,898	$18,347

Reconciliations of non-GAAP consolidated results of operations to the nearest comparable GAAP measures
The following table presents certain non-GAAP consolidated results before certain items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended December 31, 2013						Three Months Ended December 31, 2014
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (e)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (e)
			$873	(b)					$1,201	(b)
Income from operations	$4,429	28.2%	$873		$5,302	33.8%	$4,399	24.3%	$1,201		$5,600	30.9%

			$873	(b)					$1,201	(b)
			(184)	(c)					(255)	(c)
			506	(d)					(967)	(d)
Net income	$3,376		$1,195		$4,571		$4,757		$(21)		$4,736
Net income per share - diluted	$4.95				$6.70		$6.91				$6.88
Shares used in per share calculation - diluted	682,006				682,006		688,491				688,491

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	To eliminate stock-based compensation expense from continuing operations.
(c)	To eliminate income tax effects related to expense noted in (b).
(d)	To eliminate net loss (income) from discontinued operations.
(e)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended December 31, 2014

Net cash provided by operating activities	$6,364
Less: purchases of property and equipment	(3,551)
Free cash flow	$2,813

Net cash used in investing activities (a)	$(3,241)

Net cash used in financing activities	$(344)
(a) Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2014
	(using Q4'13's FX rates)	(using Q3'14's FX rates)

United Kingdom revenues (GAAP)	$1,657	$1,657
Exclude foreign exchange impact on Q4'14 revenues using Q4'13 rates	12	N/A
Exclude foreign exchange impact on Q4'14 revenues using Q3'14 rates	N/A	78
Exclude hedging gains recognized in Q4'14	(3)	(3)
United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,666	$1,732

Rest of the world revenues (GAAP)	$8,568	$8,568
Exclude foreign exchange impact on Q4'14 revenues using Q4'13 rates	604	N/A
Exclude foreign exchange impact on Q4'14 revenues using Q3'14 rates	N/A	463
Exclude hedging gains recognized in Q4'14	(145)	(145)
Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$9,027	$8,886

The following table presents our revenues by revenue source (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2014	2013	2014
	(unaudited)			(unaudited)
Advertising revenues:
Google websites	$10,538	$12,429	$37,422	$45,085
Google Network Members' websites	3,522	3,720	13,125	13,971
Total advertising revenues	14,060	16,149	50,547	59,056
Other revenues	1,647	1,954	4,972	6,945
Revenues	$15,707	$18,103	$55,519	$66,001

The following table presents our revenues, by revenue source, as a percentage of revenues:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2014	2013	2014
	(unaudited)			(unaudited)
Advertising revenues:
Google websites	67%	69%	67%	68%
Google Network Members' websites	23%	20%	24%	21%
Total advertising revenues	90%	89%	91%	89%
Other revenues	10%	11%	9%	11%
Revenues	100%	100%	100%	100%